EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
CancerVax Corporation,
a Delaware corporation;
Carlsbad Acquisition Corporation,
a Delaware corporation;
Micromet, Inc.,
a Delaware corporation; and
Micromet AG,
a German corporation

Dated as of January 6, 2006

ii

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
      This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of January 6, 2006, by and among CancerVax Corporation, a Delaware corporation (“CancerVax”); Carlsbad Acquisition Corporation, a Delaware corporation (“Merger Sub”); Micromet, Inc., a Delaware corporation (“Parent”); and Micromet AG, a corporation organized under the laws of Germany (“Micromet”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
      A. After the date of this Agreement, holders of equity interests in Micromet will effect an exchange of their interests for shares of common stock of Parent, as a result of which Micromet will become a wholly-owned subsidiary of Parent (the “Micromet Recapitalization”).
      B. CancerVax, Parent and Micromet intend to effect a merger of Merger Sub into Parent (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Parent will become a wholly-owned subsidiary of CancerVax.
      C. CancerVax, Merger Sub, Parent and Micromet intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.
      D. The Board of Directors of CancerVax (i) has determined that the Merger is fair to, and in the best interests of, CancerVax and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of CancerVax Common Stock to the stockholders of Parent pursuant to the terms of this Agreement, the change of control of CancerVax, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of CancerVax vote to approve the issuance of shares of CancerVax Common Stock to the stockholders of Parent pursuant to the terms of this Agreement, the change of control of CancerVax and such other actions as contemplated by this Agreement.
      E. The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.
      F. The Board of Directors of Parent (i) has determined that the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of Parent.
      G. In order to induce CancerVax to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Micromet (who, pursuant to the Micromet Recapitalization will become stockholders of Parent) are executing voting agreements in favor of CancerVax concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Parent Stockholder Voting Agreements”).
      H. In order to induce Micromet and Parent to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of CancerVax are executing voting agreements in favor of Parent concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “CancerVax Stockholder Voting Agreements”).

Agreement
      The parties to this Agreement, intending to be legally bound, agree as follows:
      Section 1.     Description of Transaction
      1.1     Micromet Recapitalization. Immediately prior to the Closing Date, the stockholders of Micromet as of the date of this Agreement shall consummate the Micromet Recapitalization described on Part 1.1 of the Parent Disclosure Schedule pursuant to which Micromet shall become a direct wholly-owned subsidiary of Parent.
      1.2     Merger of Merger Sub into Parent. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4), Merger Sub shall be merged with and into Parent, and the separate existence of Merger Sub shall cease. Parent will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
      1.3     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Parent will become a wholly-owned subsidiary of CancerVax.
      1.4     Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward LLP, One Freedom Square, 11951 Freedom Drive, Reston, Virginia, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Parent and CancerVax may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to CancerVax and Parent. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Micromet (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
      1.5     Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise determined by CancerVax prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of CancerVax shall be the Certificate of Incorporation of CancerVax immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, CancerVax shall file an amendment to its certificate of incorporation to change the name of CancerVax to “Micromet, Inc.” and to increase the authorized shares of CancerVax Common Stock to 150,000,000 shares;

(c) the Bylaws of the Surviving Corporation shall be the Bylaws of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

(d) (i) the directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (ii) the officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      1.6     Conversion of Shares. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of CancerVax, Merger Sub, Parent, Micromet or any stockholder of Parent:

(i) any shares of Parent Common Stock held as treasury stock or held or owned by Parent, Merger Sub or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.6(c), each share of Parent Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of CancerVax Common Stock (such number, the “Conversion Factor”) equal to (x) the product of (I) the sum of (A) the number of shares of CancerVax Common Stock outstanding immediately prior to the Effective Time, (B) the number of shares of CancerVax Common Stock issuable upon the exercise of Included CancerVax Options outstanding immediately prior to the Effective Time and (C) the number of shares of CancerVax Common Stock issuable upon the exercise of CancerVax Warrants outstanding immediately prior to the Effective Time and (II) a number equal to the Exchange Ratio, divided by (y) the sum of (I) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, (II) the number of shares of Parent Common Stock issuable upon the exercise of Parent Options and Parent Warrants outstanding immediately prior to the Effective Time, (III) the number of shares of Parent Common Stock issuable upon the conversion of the convertible security described in Part 2.3(d)(ii) of the Parent Disclosure Schedule, and (IV) the number of shares of Parent Common Stock that would be issuable with respect to the shares of Micromet Common Stock set forth in Part 2.5(o) of the Parent Disclosure Schedule to the extent that such shares of Parent Common Stock are not included under subsection 1.6(a)(ii)(y)(I) above, in each case outstanding immediately prior to the Effective Time.
      (b) No fractional shares of CancerVax Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Parent Common Stock who would otherwise be entitled to receive a fraction of a share of CancerVax Common Stock (after aggregating all fractional shares of CancerVax Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Parent Stock Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of CancerVax Common Stock on the NASDAQ National Market on the date the Merger becomes effective.
      (c) All Parent Options outstanding immediately prior to the Effective Time under Parent’s 2006 Equity Incentive Award Plan (the “Parent Stock Option Plan”) shall be exchanged for options to purchase CancerVax Common Stock in accordance with Section 5.5.
      (d) All Parent Warrants outstanding immediately prior to the Effective Time shall be exchanged for warrants to purchase CancerVax Common Stock, except that: (i) stock covered by such Parent Warrants shall be shares of CancerVax Common Stock; (ii) each reference in such Parent Warrant to a number of shares of Parent Common Stock shall be deemed amended to refer instead to a number of shares of CancerVax Common Stock determined by multiplying the number of shares of Parent Common Stock issuable in the Micromet Recapitalization for the referenced shares of Parent Common Stock by the Conversion Factor, and rounding the resulting number down to the nearest whole number of shares of CancerVax Common Stock; (iii) the per share exercise price for the CancerVax Common Stock issuable upon exercise of such Parent Warrant assumed by CancerVax shall be determined by dividing the effective per share exercise price of Parent Common Stock subject to such Parent Warrant, as in effect immediately prior to the Effective Time, by the Conversion Factor, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Parent Warrant assumed by CancerVax shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Parent Warrant shall otherwise remain unchanged; provided, however, that: each Parent Warrant assumed by CancerVax in accordance with this Section 1.6(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to CancerVax Common Stock subsequent to the Effective Time.
      1.7     Closing of Parent’s Transfer Books. At the Effective Time: (a) all shares of Parent Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Parent Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Parent; and (b) the stock transfer books of Parent shall be closed with respect to all shares of Parent Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Parent Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Parent Common Stock outstanding immediately prior to the Effective Time (a “Parent Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation, such Parent Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.
      1.8     Surrender of Certificates.
      (a) On or prior to the Closing Date, CancerVax shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, CancerVax shall deposit with the Exchange Agent: (i) certificates representing the shares of CancerVax Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(b). The shares of CancerVax Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
      (b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Parent Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as CancerVax may reasonably specify (including a provision confirming that delivery of Parent Stock Certificates shall be effected, and risk of loss and title to Parent Stock Certificates shall pass, only upon delivery of such Parent Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Parent Stock Certificates in exchange for certificates representing CancerVax Common Stock. Upon surrender of a Parent Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or CancerVax: (A) the holder of such Parent Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of CancerVax Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of CancerVax Common Stock); and (B) the Parent Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Parent Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of CancerVax Common Stock (and cash in lieu of any fractional share of CancerVax Common Stock) as contemplated by Section 1.6. If any Parent Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner thereof, CancerVax shall cause the Exchange Agent to deliver the shares of CancerVax Common Stock with respect to the shares of Parent Common Stock previously represented by such Parent Stock Certificate.
      (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of CancerVax Common Stock (or certificates therefor) shall be delivered in exchange for any Parent Stock Certificate to any Person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Parent until such Person shall have delivered to CancerVax a duly executed Affiliate Agreement as contemplated by Section 5.10.
      (d) No dividends or other distributions declared or made with respect to CancerVax Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Parent Stock Certificate with respect to the shares of CancerVax Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Parent Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).
      (e) Any portion of the Exchange Fund that remains undistributed to holders of Parent Stock Certificates as of the date 180 days after the Closing Date shall be delivered to CancerVax upon demand, and any holders of Parent Stock Certificates who have not theretofore surrendered their Parent Stock Certificates in accordance with this Section 1.8 shall thereafter look only to CancerVax for satisfaction of their claims for CancerVax Common Stock, cash in lieu of fractional shares of CancerVax Common Stock and any dividends or distributions with respect to shares of CancerVax Common Stock.
      (f) Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Parent Stock Certificate such amounts as CancerVax determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
      (g) No party to this Agreement shall be liable to any holder of any Parent Stock Certificate or to any other Person with respect to any shares of CancerVax Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
      1.9     Appraisal Rights.
      (a) Notwithstanding any provision of this Agreement to the contrary, shares of Parent Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Parent Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Parent Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Parent Common Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.6.
      (b) Parent shall give CancerVax prompt written notice of any demands by dissenting stockholders received by the Parent, withdrawals of such demands and any other instruments served on Parent and any material correspondence received by Parent in connection with such demands.
      1.10     Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Parent and Micromet, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Parent, in the name of Merger Sub, in the name of Micromet and otherwise) to take such action.
      1.11     Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      Section 2.     Representations and Warranties of Parent and Micromet
      Each of Parent and Micromet represents and warrants to CancerVax and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Parent to CancerVax (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Parent Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Parent Material Adverse Effect, or is outside the Ordinary Course of Business.
      2.1     Subsidiaries; Due Organization; Etc.
      (a) Each of the Micromet Parties is set forth on Part 2.1(a) of the Parent Disclosure Schedule. Parent does not have and has never had any Subsidiaries other than Micromet (after giving effect to the Micromet Recapitalization) and Micromet does not have and has never had any Subsidiaries. None of the Micromet Parties own any capital stock of, or any equity interest of any nature in, any Entity (other than the other Micromet Parties, as applicable), other than the Entities identified in Part 2.1(a) of the Parent Disclosure Schedule. None of the Micromet Parties has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Micromet Parties has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
      (b) Each of the Micromet Parties is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
      (c) Each of the Micromet Parties is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
      2.2     Certificate of Incorporation; Bylaws. Micromet has delivered to CancerVax accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Micromet Parties, including all amendments thereto.
      2.3     Capitalization, Etc.
      (a) The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock, par value $.001 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Upon consummation of the Micromet Recapitalization, there will be 3,767,516 shares of Parent Common Stock issued and outstanding, all equity interests of Micromet will be held by Parent (except as set forth on Part 2.5(o) of the Parent Disclosure Schedule) and no other shares of capital stock of Parent will be outstanding. Parent does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or any right under the Shareholders Agreement. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent or Micromet. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Micromet Parties is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Part 2.3(a) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent or Micromet with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.
      (b) As of the date of this Agreement, the outstanding capital stock of Micromet consists of (i) 77,652 shares of Micromet Common Stock, (ii) 1,232,876 shares of Preference Shares Series (A new), and (iii) 2,140,539 shares of Preference Shares Series (B new), of which shares are issued and outstanding. Micromet does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Micromet Common Stock and Micromet Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Micromet Common Stock or Micromet Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Micromet Common Stock or Micromet Preferred Stock is subject to any right of first refusal in favor of Parent or Micromet. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Micromet Common Stock or Micromet Preferred Stock. None of the Micromet Parties is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Micromet Common Stock, Micromet Preferred Stock or other securities. Part 2.3(b) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent or Micromet with respect to shares of Micromet Common Stock (including shares issued pursuant to the exercise of stock options) and Micromet Preferred Stock, and specifies which of those repurchase rights are currently exercisable.
      (c) Except for the Parent Stock Option Plan, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Parent has reserved 366,472 shares of Parent Common Stock for issuance under the Parent Stock Option Plan, of which no shares have been exercised and no shares are subject to issuance pursuant to stock options granted and outstanding under the Parent Stock Option Plan and 366,472 shares of Parent Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Parent Stock Option Plan. Options to purchase shares of Parent Common Stock are referred to in this Agreement as “Parent Options.” Part 2.3(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Parent Common Stock subject to such Parent Option; (C) the exercise price of such Parent Option; (D) the date on which such Parent Option was granted; (E) the applicable vesting schedule, and the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; (F) the date on which such Parent Option expires; and (G) whether such Parent Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has delivered to CancerVax accurate and complete copies of all stock option plans pursuant to which Parent has ever granted stock options, and the forms of all stock option agreements evidencing such options, copies of resolutions of the board of directors approving option grants and copies of stockholder resolutions approving all stock option plans pursuant to which Parent has ever granted stock options.
      (d) Except for the outstanding Parent Options or as set forth on Part 2.3(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Micromet Parties; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Micromet Parties; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Micromet Parties is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Micromet Parties. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

      (e) All outstanding shares of Parent Common Stock, options, warrants and other securities of Parent have been issued and granted in compliance with all applicable securities laws.
      (f) Upon consummation of the Micromet Recapitalization, all of the outstanding shares of capital stock of Micromet will be owned beneficially and of record by Parent (except as set forth on Part 2.5(o) of the Parent Disclosure Schedule), free and clear of any Encumbrances. Prior to consummation of the Micromet Recapitalization, all corporate and shareholder consents required to approve the Micromet Recapitalization, including but not limited to all approvals under the Shareholders Agreement, will have been obtained. As of the consummation of the Micromet Recapitalization, the signatories to the Parent Stockholder Voting Agreements will hold at least 55% of the Preference Shares Series (B new) of Micromet and, upon consummation of the Micromet Recapitalization, will hold at least a majority of the outstanding shares of common stock of Parent (assuming conversion of the convertible security as set forth on Part 2.3(d)(ii) of the Parent Disclosure Schedule).
      2.4     Financial Statements. Part 2.4 of the Parent Disclosure Schedule includes true and complete copies of Micromet’s audited consolidated balance sheet at December 31, 2003, Micromet’s unaudited consolidated balance sheet at December 31, 2004, Micromet’s audited consolidated statements of income, cash flow and shareholders’ equity for the years ended December 31, 2003, and 2002, and Micromet’s unaudited consolidated statements of income, cash flow and shareholders’ equity for the year ended December 31, 2004 (collectively, the “Micromet Financials”). The Micromet Financials (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”)(except as may be indicated in the footnotes to such Micromet Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of the Micromet Parties as of the dates and for the periods indicated therein.
      2.5     Absence of Changes. Since the date of the Micromet Unaudited Interim Balance Sheet:

(a) there has not been any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, between the date of the Micromet Unaudited Interim Balance Sheet and the date of this Agreement;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of any of the Micromet Parties (whether or not covered by insurance);

(c) none of the Micromet Parties has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) none of the Micromet Parties has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise of outstanding Parent Options and Parent Common Stock issued or to be issued in connection with the Micromet Recapitalization); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Parent Options identified in Part 2.3(b) of the Parent Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) neither Parent nor Micromet has amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) the Parent Stock Option Plan; (ii) any Parent Option or any Contract evidencing or relating to any Parent Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Micromet Parties, and none of the Micromet Parties has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) none of the Micromet Parties has formed any Subsidiary or acquired any equity interest or other interest in any other Entity, other than in connection with the Micromet Recapitalization;

(h) none of the Micromet Parties has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $250,000;

(i) none of the Micromet Parties has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Parent Employee Plan; (ii) caused or permitted any Parent Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) none of the Micromet Parties has changed any of its methods of accounting or accounting practices;

(k) none of the Micromet Parties has made any material Tax election, filed any material amendment to any Tax Return, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) none of the Micromet Parties has commenced or settled any Legal Proceeding;

(m) none of the Micromet Parties has entered into any material transaction outside the Ordinary Course of Business;

(n) none of the Micromet Parties have sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any security interest been created in such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(o) there has been no amendment or termination of any Parent Material Contract between the date of the Micromet Unaudited Interim Balance Sheet and the date of this Agreement;

(p) there has been no (i) material change in pricing or royalties set or charged by any of the Micromet Parties to its customers or licensees, (ii) agreements by any of the Micromet Parties to change pricing or royalties set or charged by persons who have licensed Intellectual Property to any of the Micromet Parties, or (iii) as of the date of this Agreement, material change in pricing or royalties set or charged by persons who have licensed Intellectual Property to any of the Micromet Parties; and

(q) none of the Micromet Parties has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

      2.6     Title to Assets. The Micromet Parties own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in their business or operations or purported to be owned by them and following the Micromet Recapitalization will continue to own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in their business or operations, including: (a) all assets reflected on the Micromet Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Micromet Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Micromet Parties as being owned by the Micromet Parties. All of said assets are owned by the Micromet Parties free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Micromet Parties; and (iii) liens described in Part 2.6 of the Parent Disclosure Schedule.
      2.7     Real Property; Leasehold. None of the Micromet Parties own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Parent Disclosure Schedule which are in full force and effect and with no existing default thereunder.
      2.8     Intellectual Property.
      (a) Micromet owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all Micromet IP Rights, except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Parent Material Adverse Effect.
      (b) To the Knowledge of the Micromet Parties, set forth in Schedule 2.8(b) is an accurate, true and complete listing of all Micromet Registered IP owned by, licensed by, used by, or under the control of, the Micromet Parties.
      (c) To the Knowledge of the Micromet Parties, Micromet holds in each case the sole, exclusive, valid, and lawful title to any and all of the Micromet IP Rights set forth in Schedule 2.8(b), and has not granted any liens, mortgages, material encumbrances, security interests, licenses, sublicenses, or other agreements to any of such Micromet IP Rights, other than those set out in Schedule 2.8(c).
      (d) The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not constitute a breach of any Micromet IP Rights Agreement, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Micromet IP Rights or impair the right of Micromet or the Surviving Corporation to use, sell or license any Micromet IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Each of the Micromet IP Rights Agreements is valid and binding on Micromet and in full force and effect; (ii) Micromet has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Micromet, and to the Knowledge of Parent and Micromet, any other party to such agreement, is not in breach or default thereof in any material respect.
      (e) Except as set forth on Part 2.8(e) of the Parent Disclosure Schedule, to the Knowledge of Parent and Micromet, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Micromet Parties violates any license or agreement between a Micromet Party and any third party or, to the Knowledge of Parent and Micromet, infringes any valid intellectual property right of any other party (against which the Micromet Parties do not reasonably believe they have a valid defense), which infringement would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent and Micromet, no third party is infringing upon, or violating any license or agreement with a Micromet Party relating to any Micromet IP Rights. There is no current, pending (excluding any proceedings for which service of process has not been effected) or, to the Knowledge of Parent and Micromet, threatened challenge, claim, litigation or proceeding including, but not limited to, opposition, interference or other proceeding in any patent or other government office, contesting the validity, ownership or right to use, sell, license or dispose of any Micromet IP Rights, nor has Parent or Micromet received any written notice asserting that any Micromet IP Rights or the proposed use, sale, license or disposition thereof conflicts or infringes or will conflict or infringe with the rights of any other party.
      (f) To the Knowledge of the Micromet Parties, all necessary steps which are necessary or desirable to maintain the Micromet IP Rights have been taken, including payment of any public, annuity and maintenance fees.
      (g) The Micromet Parties have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

      2.9     Agreements, Contracts and Commitments. Except as set forth on Part 2.9 of the Parent Disclosure Schedule, none of the Micromet Parties is a party to or bound by:

(a) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) any employment or consulting agreement, contract or commitment with any officer or director or Key Employee, not terminable by Micromet on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Micromet’s ability to terminate employees at will;

(c) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Parent or Micromet and any of their respective officers or directors;

(e) any agreement, contract or commitment containing any covenant limiting the freedom of Micromet to engage in any line of business or compete with any Person;

(f) any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $250,000 and not cancelable without penalty;

(g) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the Ordinary Course of Business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h) any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or any loans or debt obligations with officers or directors of Parent or Micromet;

(i) (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which a Micromet Party has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which a Micromet Party has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by a Micromet Party; or (iii) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Micromet Party product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any Micromet Party products or service except agreements with distributors or sales representatives in the Ordinary Course of Business; or

(j) any other agreement, contract or commitment (i) which involve payment or receipt by any Micromet Party under any such agreement, contract or commitment of $250,000 or more in the aggregate or (ii) that are material to the business or operations of the Micromet Parties.
Except as set forth on Part 2.9 of the Parent Disclosure Schedule, the Micromet Parties have not, nor to Micromet’s or Parent’s Knowledge, as of the date of this Agreement has any other party to a Parent Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Micromet Parties are a party or by which any of them is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, a “Parent Material Contract”) in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Micromet, as of the date of this Agreement each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
      2.10     Liabilities.
      (a) As of the date hereof, none of the Micromet Parties has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Micromet Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Micromet Parties since the date of the Micromet Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $250,000 in the aggregate; (c) Liabilities for performance of obligations of the Micromet Parties under Parent Contracts; and (d) Liabilities described in Part 2.10 of the Parent Disclosure Schedule.
      (b) Part 2.10(b) of the Parent Disclosure Schedule sets forth a complete and correct list of the “Silent Partnerships” involving the Micromet Parties, including the agreements related thereto. Micromet has delivered to CancerVax current, accurate and complete copies of all agreements related to the Silent Partnerships to which any of the Micromet Parties is a party, including all amendments thereto, and none of the agreements related to the Silent Partnerships has been modified since the date of this Agreement. Upon a termination of a Silent Partnership, the amounts due for such termination shall be those set forth in the applicable Silent Partnership agreement.
      2.11     Compliance; Permits; Restrictions.
      (a) None of the Micromet Parties is in conflict with, or in default or violation of or has received any written notice of violations with respect to (i) any Legal Requirement applicable to such Micromet Parties or by which their business or properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Micromet Party is a party or by which such Micromet Party or its business or property is bound or affected. No investigation or review by any Governmental Body or authority is pending or, to the Knowledge of Micromet or Parent, threatened against any Micromet Party, nor has any Governmental Body or authority indicated to any of the Micromet Parties an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Micromet Parties which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Micromet Parties, any acquisition of material property by any of the Micromet Parties or the conduct of business by the Micromet Parties as currently conducted.
      (b) The Micromet Parties hold all Governmental Authorizations which are material to the operation of the business of Parent and Micromet (collectively, the “Micromet Permits”). Each of the Micromet Parties is in compliance with the terms of the Micromet Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Micromet, threatened, which seeks to revoke or limit any Micromet Permit. The rights and benefits of each material Micromet Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Micromet Parties as of the date of this Agreement and immediately prior to the Effective Time.
      (c) There are no proceedings pending with respect to a violation by the Micromet Parties of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other United States Governmental Body or the EMEA.
      2.12     Tax Matters.
      (a) Each of the Micromet Parties has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. All material Taxes due and owing by each of the Micromet Parties (whether or not shown on any Tax Return) have been paid. Except for standard general extension of the monthly filing deadline for VAT preliminary tax returns (Umsatzsteuer-Voranmeldungen) by one month at the level of Micromet, none of the Micromet Parties is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Micromet Parties do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no material Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Micromet Parties.
      (b) Each of the Micromet Parties has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
      (c) None of the Micromet Parties has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Micromet Parties. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney with respect to any Tax matter is currently in force. There are no matters under discussion with any Governmental Body, or known to any Micromet Party with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to any Micromet Party. The Micromet Parties have delivered or made available to CancerVax complete and accurate copies of foreign, federal, state and local income Tax Returns of each Micromet Party (and predecessors of each) for the years ended December 31, 2002, 2003 and 2004, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any Micromet Party (and their respective predecessors) since December 31, 2001.
      (d) None of the Micromet Parties has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.
      (e) None of the Micromet Parties has filed a consent under former section 341(f) of the Code concerning collapsible corporations. None of the Micromet Parties is a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). None of the Micromet Parties has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. None of the Micromet Parties is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements). No Micromet Party has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent or Micromet). No Micromet Party has any Liability for the Taxes of any Person (other than such Micromet Party and any Subsidiary of such Micromet Party) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), pursuant to Section 75 of the German General Tax Act (§ 75 Abgabenordnung), as a transferee or successor, by contract, or otherwise.
      (f) The unpaid Taxes of the Micromet Parties (A) did not, as of the date of the Micromet Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Micromet Unaudited Interim Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Micromet Parties in filing their Tax Returns. Since the date of the Micromet Unauditied Interim Balance Sheet, no Micromet Party incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

      (g) No transactions or arrangements involving the Micromet Parties have taken place or are in existence, which are such that any provision relating to transfer pricing might be invoked by a German Tax authority. The Micromet Parties maintain all documentation, and comply in all material respects with the obligations set forth in Section 90 of the German General Tax Act (§ 90 Abgabenordnung) and the regulations thereunder. Micromet does not have any equity that, from a German corporate income tax perspective, has to be characterized as “tainted” within the meaning of Section 38 subsection 1 of the German Corporate Income Tax Act (§ 38 Abs. 1 Körperschaftsteuergesetz). None of the Micromet Parties owns German situs real estate within the meaning of Section 2 German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).
      2.13     Employee and Labor Matters; Benefit Plans.
      (a) Micromet has provided to CancerVax, with respect to each employee of each of the Micromet Parties (including any employee of any of the Micromet Parties who is on a leave of absence or on layoff status):

(i) the name of such employee, the Micromet Party by which such employee is employed;

(ii) such employee’s title; and

(iii) such employee’s annualized compensation as of the date of this Agreement.
      (b) The employment of each of the Micromet Parties’ employees is terminable by the applicable Micromet Party at will (or otherwise in accordance with general principles of wrongful termination law). Micromet has made available to CancerVax accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Associates to the extent currently effective and material.
      (c) To the Knowledge of Micromet and Parent, no Key Employee of any of the Micromet Parties intends to terminate his employment with such Micromet Party, nor has any such employee threatened or expressed any intention to do so.
      (d) None of the Micromet Parties is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Micromet and Parent, seeking to represent any employees of any of the Micromet Parties.
      (e) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Micromet Parties or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.
      (f) There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Micromet and Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Parent Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.
      (g) Part 2.13(g) of the Parent Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of a Micromet Party (or any trade or business

(whether or not incorporated) which is a member of a controlled group or which is under common control with a Micromet Party within the meaning of Section 414 of the Code (an “ERISA Affiliate”)), or which is maintained by, administered or contributed to, or required to be contributed to, any Micromet Party or under which any Micromet Party has incurred or may incur any liability (collectively, the “Parent Employee Plans”).
      (h) With respect to each Parent Employee Plan, Micromet has made available to CancerVax a true and complete copy of such Parent Employee Plan.
      (i) No Parent Employee Plan is maintained or administered in, or otherwise subject to the laws of, the United States of America.
      2.14     Environmental Matters.
      (a) Each of the Micromet Parties: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.14(d)); and (ii) possesses all permits and other Environmental Authorizations (as defined in Section 2.14(d)), and is in compliance with the terms and conditions thereof.
      (b) To the Knowledge of Micromet and Parent: (i) all property that is or was leased to, controlled by or used by any of the Micromet Parties, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.14(d)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the Micromet Parties contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the Micromet Parties contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.14(d)).
      (c) No Micromet Party has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Requirements.
      (d) For purposes of this Agreement: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Requirement or that is otherwise a danger to health, reproduction or the environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.
      2.15     Insurance. Micromet has delivered to CancerVax accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Micromet Parties. Each of such insurance policies is in full force and effect and the Micromet Parties are in compliance with the terms thereof. Since January 1, 2004, none of the Micromet Parties has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Micromet Parties. All information provided to insurance carriers (in applications and otherwise) on behalf of the Micromet Parties is accurate and complete. Micromet has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against any of the Micromet Parties, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Micromet Parties of its intent to do so.
      2.16     Affiliates. Part 2.16 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Parent as of the date of this Agreement. Since January 1, 2005, there have been no transactions between Parent and any Person who is an affiliate of Parent, other than in connection with the Micromet Recapitalization.
      2.17     Legal Proceedings; Orders.
      (a) Except as set forth on Part 2.17 of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Micromet and Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Micromet Parties, any Micromet Associates (in his or her capacity as such) or any of the material assets owned or used by any of the Micromet Parties; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.
      (b) There is no order, writ, injunction, judgment or decree to which any of the Micromet Parties, or any of the assets owned or used by any of the Micromet Parties, is subject. To the Knowledge of Micromet and Parent, no officer or other Key Employee of any of the Micromet Parties is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Micromet Parties.
      2.18     Authority; Binding Nature of Agreement. Each of Parent and Micromet has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has: (a) determined that the Merger is advisable and fair to and in the best interests of Parent and its stockholders; (b) authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; (c) recommended the adoption and approval of this Agreement by the holders of Parent Common Stock and directed that this Agreement and the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.2); and (d) to the extent necessary, adopted a resolution having the effect of causing Parent not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by each of Parent and Micromet and assuming the due authorization, execution and delivery by CancerVax, constitutes the legal, valid and binding obligation of Parent and Micromet, enforceable against each of Parent and Micromet in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Parent Stockholder Voting Agreements, the Board of Directors of Parent approved the Parent Stockholder Voting Agreements and the transactions contemplated thereby.
      2.19     Inapplicability of Anti-takeover Statutes. The board of directors of Parent has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Voting Agreements or any of the other Contemplated Transactions.
      2.20     Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting and entitled to vote (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of any of the Micromet Parties’ capital stock necessary to adopt or approve this Agreement and approve the Merger.

      2.21     Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by Parent and Micromet, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Micromet Parties, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Micromet Parties;

(b) subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Micromet Parties, or any of the assets owned or used by any of the Micromet Parties, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Micromet Parties or that otherwise relates to the business of any of the Micromet Parties or to any of the assets owned or used by any of the Micromet Parties;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Contract; (iii) accelerate the maturity or performance of any Parent Contract; or (iv) cancel, terminate or modify any term of any Parent Contract, except, in the case of any Parent Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Parent Contracts, any breach, default, penalty or modification that would not result in a Parent Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Micromet Parties (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Micromet Parties); or

(f) result in, or increase the likelihood of, the transfer of any material asset of any of the Micromet Parties to any Person.
Except (i) for any Consent set forth on Part 2.21 of the Parent Disclosure Schedule under any Parent Contract, (ii) the approval of this Agreement and the Contemplated Transactions by Parent’s stockholders, (iii) an election by Micromet Stockholders under Section 9 of the Shareholders Agreement; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) such filings under the HSR Act or any foreign antitrust Legal Requirement and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, none of the Micromet Parties was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.
      2.22     No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Micromet Parties.

      Section 3.     Representations and Warranties of CancerVax And Merger Sub
      CancerVax and Merger Sub represent and warrant to Parent as follows, except as set forth in the written disclosure schedule delivered by CancerVax to Parent (the “CancerVax Disclosure Schedule”). The CancerVax Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the CancerVax Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the CancerVax Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a CancerVax Material Adverse Effect, or is outside the Ordinary Course of Business.
      3.1     Subsidiaries; Due Organization; Etc.
      (a) CancerVax has no Subsidiaries, except for Merger Sub and the Entities identified in Part 3.1(a) of the CancerVax Disclosure Schedule; and neither CancerVax nor any of the other Entities identified in Part 3.1(a) of the CancerVax Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Entities identified in Part 3.1(a) of the CancerVax Disclosure Schedule. CancerVax has neither agreed nor is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. CancerVax has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
      (b) Each of CancerVax and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
      (c) Each of CancerVax and its Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a CancerVax Material Adverse Effect.
      3.2     Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. CancerVax has delivered to Micromet accurate and complete copies of the certificate of incorporation and bylaws or other charter documents, including all amendments thereto, for CancerVax and its Subsidiaries. Part 3.2 of the CancerVax Disclosure Schedule lists, and CancerVax has delivered to Parent, accurate and complete copies of: (a) the charters of all committees of CancerVax’s board of directors; and (b) any code of conduct or similar policy adopted by CancerVax or by the board of directors, or any committee of the board of directors, of CancerVax.
      3.3     Capitalization, Etc.
      (a) The authorized capital stock of CancerVax consists of: (i) 75,000,000 shares of CancerVax Common Stock, par value $0.00004 per share, of which 27,932,160 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of CancerVax Preferred Stock, par value $0.00004 per share, of which 75,000 shares have been designated as Series A Junior Participating Preferred Stock, no shares of which have been issued or are outstanding as of the date of this Agreement. CancerVax does not hold any shares of its capital stock in its treasury. All of the outstanding shares of CancerVax Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of CancerVax Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of CancerVax Common Stock is subject to any right of first refusal in favor of CancerVax. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the CancerVax Disclosure Schedule there is no CancerVax Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of CancerVax Common Stock. CancerVax is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of CancerVax Common Stock or other securities. Part 3.3(a)(ii) of the CancerVax Disclosure Schedule accurately and completely describes all repurchase rights held by CancerVax with respect to shares of CancerVax Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
      (b) Except for the CancerVax Third Amended and Restated 2000 Stock Incentive Plan, the CancerVax Amended and Restated 2003 Equity Incentive Award Plan and the CancerVax Employee Stock Purchase Plan (collectively, the “CancerVax Stock Plans”), or except as set forth on Section 3.3(b) of the CancerVax Disclosure Schedule, CancerVax does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement: (i) 75,000 shares of CancerVax Series A Junior Participating Preferred Stock are reserved for future issuance upon exercise of the Rights issued pursuant to the Rights Agreement, dated as of November 3, 2004, by and between CancerVax and Mellon Investor Services LLC as Rights Agent (the “Rights Agreement”); (ii) 1,443,606 shares of CancerVax Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Third Amended and Restated 2000 Stock Incentive Plan; (iii) 3,981,460 shares of CancerVax Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Amended and Restated 2003 Equity Incentive Award; (iv) 253,376 shares of CancerVax Common Stock are reserved for issuance pursuant to the ESPP CancerVax Stock Plans; (v) 1,591,290 shares of CancerVax Common Stock are reserved for future issuance pursuant to stock options not yet granted under the CancerVax Stock Plans other than the ESPP; and (vi) 85,610 shares of CancerVax Common Stock are reserved for future issuance pursuant to warrants to purchase CancerVax Common Stock (“CancerVax Warrants”). Options to purchase shares of CancerVax Common Stock are referred to in this Agreement as “CancerVax Options.” Part 3.3(b) of the CancerVax Disclosure Schedule sets forth the following information with respect to each CancerVax Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of CancerVax Common Stock subject to such CancerVax Option; (C) the exercise price of such CancerVax Option; (D) the date on which such CancerVax Option was granted; (E) the applicable vesting schedule, and the extent to which such CancerVax Option is vested and exercisable as of the date of this Agreement; (F) the date on which such CancerVax Option expires; and (G) whether such CancerVax Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. CancerVax has delivered to Micromet accurate and complete copies of all stock option plans pursuant to which CancerVax has ever granted stock options, the forms of all stock option agreements evidencing such options and evidence of board and stockholder approval of any of the CancerVax Stock Plans and amendments thereto. CancerVax has delivered to Micromet accurate and complete copies of all CancerVax Warrants.
      (c) Except for the Rights Agreement and the outstanding CancerVax Warrants and CancerVax Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of CancerVax; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of CancerVax; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which CancerVax is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CancerVax. There are not outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to CancerVax.
      (d) All outstanding shares of CancerVax Common Stock and options, warrants and other securities of CancerVax have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
      (e) All of the outstanding shares of capital stock of each of CancerVax’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by CancerVax, free and clear of any Encumbrances.
      3.4     SEC Filings; Financial Statements.
      (a) CancerVax has delivered to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by CancerVax with the SEC since August 14, 2003 (the “CancerVax SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4 of the CancerVax Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by CancerVax or its officers with the SEC have been so filed on a timely basis. None of CancerVax’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the CancerVax SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the CancerVax SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CancerVax SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
      (b) CancerVax maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning CancerVax is made known on a timely basis to the individuals responsible for the preparation of CancerVax’s filings with the SEC and other public disclosure documents. CancerVax is in compliance with the applicable listing and other rules and regulations of the NASDAQ National Market and has not since August 14, 2003 received any notice from the NASDAQ National Market asserting any non-compliance with such rules and regulations.
      (c) The financial statements (including any related notes) contained or incorporated by reference in the CancerVax SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of CancerVax and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of CancerVax and its consolidated Subsidiaries for the periods covered thereby.
      (d) CancerVax’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to CancerVax and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of CancerVax, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Part 3.4(d) of the CancerVax Disclosure Schedule contains an accurate and complete description of all non-audit services performed by CancerVax’s auditors for CancerVax and its Subsidiaries since December 31, 2003 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.
      (e) Each of CancerVax and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. CancerVax maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.
      (f) Part 3.4(f) of the CancerVax Disclosure Schedule lists, and CancerVax has delivered to Micromet accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by CancerVax since January 1, 2004.
      3.5     Absence of Changes. Except as set forth on Part 3.5 of the CancerVax Disclosure Schedule, since the date of the CancerVax Unaudited Interim Balance Sheet:

(a) there has not been any CancerVax Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a CancerVax Material Adverse Effect, between the date of the CancerVax Unaudited Interim Balance Sheet and the date of this Agreement;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of CancerVax or its Subsidiaries (whether or not covered by insurance);

(c) CancerVax has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) CancerVax has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for CancerVax Common Stock issued upon the valid exercise of outstanding CancerVax Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for CancerVax Options identified in Part 3.3(b) of the CancerVax Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) CancerVax has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of CancerVax’s stock option plans; (ii) any CancerVax Option or any Contract evidencing or relating to any CancerVax Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of CancerVax or its Subsidiaries, and neither CancerVax nor its Subsidiaries has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) CancerVax has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) Neither CancerVax nor any of its Subsidiaries has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made any capital expenditure or commitment in excess of $100,000;

(i) Neither CancerVax nor its Subsidiaries has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any CancerVax Employee Plan; (ii) caused or permitted any CancerVax Employee Plan to be amended other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) Neither CancerVax nor any its Subsidiaries has changed any of its methods of accounting or accounting practices;

(k) Neither CancerVax nor any its Subsidiaries has made any material Tax election, filed any material amendment to any Tax Return, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) Neither CancerVax nor any its Subsidiaries CancerVax has commenced or settled any Legal Proceeding;

(m) Neither CancerVax nor any its Subsidiaries has entered into any material transaction outside the Ordinary Course of Business;

(n) Neither CancerVax nor any its Subsidiaries has sold, leased or otherwise irrevocably disposed of any of its assets or properties, nor has any security interest been created in such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(o) there has been no amendment or termination of any CancerVax Material Contract between the date of the CancerVax Unaudited Interim Balance Sheet and the date of this Agreement;

(p) there has been no (i) material change in pricing or royalties set or charged by CancerVax or any of its Subsidiaries to its customers or licensees, (ii) agreements by any of CancerVax or its Subsidiaries to change pricing or royalties set or charged by persons who have licensed Intellectual Property to any of CancerVax or its Subsidiaries, or (iii) as of the date of this Agreement, material change in pricing or royalties set or charged by persons who have licensed Intellectual Property to any of CancerVax or its Subsidiaries; and

(q) Neither CancerVax nor any its Subsidiaries has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).
      3.6     Title to Assets. Each of CancerVax and its Subsidiaries owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the CancerVax Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the CancerVax Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of CancerVax as being owned by CancerVax or its Subsidiaries. All of said assets are owned by CancerVax or the applicable Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of CancerVax; and (iii) liens described in Part 3.6 of the CancerVax Disclosure Schedule.
      3.7     Real Property; Leasehold. Each of CancerVax and its Subsidiaries does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the CancerVax Disclosure Schedule which are in full force and effect and with no existing default thereunder.
      3.8     Intellectual Property.

(a) CancerVax owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all CancerVax IP Rights, except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a CancerVax Material Adverse Effect.

(b) To the Knowledge of CancerVax, set forth in Schedule 3.8(b) is an accurate, true and complete listing of all CancerVax Registered IP owned by, licensed by, used by, or under the control of, CancerVax.

(c) To the Knowledge of CancerVax, it holds in each case the sole, exclusive, valid, and lawful title to any and all of the CancerVax IP Rights set forth in Schedule 3.8(b), and have not granted any liens, mortgages, material encumbrances, security interests, licenses, sublicenses, or other agreements to any of such CancerVax IP Rights, other than those set out in Schedule 3.8(c).

(d) The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not constitute a breach of any CancerVax IP Rights Agreement, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any CancerVax IP Rights or impair the right of the Surviving Corporation and its Subsidiaries to use, sell or license any CancerVax IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a CancerVax Material Adverse Effect. Each of the CancerVax IP Rights Agreements is valid and binding on CancerVax or its Subsidiaries, as applicable, and in full force and effect; (ii) CancerVax has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) CancerVax and its Subsidiaries, and to the Knowledge of CancerVax, any other party to such agreement, is not in breach or default thereof in any material respect.

(e) Except as set forth on Part 3.8(e) of the CancerVax Disclosure Schedule, to the Knowledge of CancerVax, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by CancerVax violates any license or agreement between CancerVax or its Subsidiaries and any third party or, to the Knowledge of CancerVax, infringes any valid intellectual property right of any other party (against which CancerVax does not reasonably believe it has a valid defense), which infringement would reasonably be expected to have a CancerVax Material Adverse Effect. To the Knowledge of CancerVax, no third party is infringing upon, or violating any license or agreement with CancerVax or its Subsidiaries relating to any CancerVax IP Rights. There is no current, pending (excluding any proceedings for which service of process has not been effected) or, to the Knowledge of CancerVax, threatened challenge, claim, litigation or proceeding including, but not limited to, opposition, interference or other proceeding in any patent or other government office, contesting the validity, ownership or right to use, sell, license or dispose of any CancerVax IP Rights, nor has CancerVax received any written notice asserting that any CancerVax IP Rights or the proposed use, sale, license or disposition thereof conflicts or infringes or will conflict or infringe with the rights of any other party.

(f) To the Knowledge of CancerVax, all necessary steps which are necessary or desirable to maintain the CancerVax IP Rights have been taken, including payment of any public, annuity and maintenance fees.

(g) CancerVax and its Subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.
      3.9     Agreements, Contracts and Commitments. Except as filed with the SEC and except as listed on Part 3.9 of the CancerVax Disclosure Schedule, neither CancerVax nor any of its Subsidiaries is a party to or bound by:

(a) any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) any employment or consulting agreement, contract or commitment with any officer or director or Key Employee, not terminable by CancerVax or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit CancerVax’s or the Subsidiaries’ ability to terminate employees at will;

(c) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between CancerVax and any of its officers or directors;

(e) any agreement, contract or commitment containing any covenant limiting the freedom of CancerVax or its Subsidiaries to engage in any line of business or compete with any Person;

(f) any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the Ordinary Course of Business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h) any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

(i) (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which CancerVax or its Subsidiaries has continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which CancerVax or its Subsidiaries has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by CancerVax or such Subsidiaries; or (iii) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any CancerVax product, service or technology or any material agreement, contract or commitment currently in force to sell or distribute any CancerVax products or service except agreements with distributors or sales representatives in the Ordinary Course of Business; or

(j) any other agreement, contract or commitment (i) which involve payment or receipt by CancerVax or its Subsidiaries under any such agreement, contract or commitment of $250,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that are material to the business or operations of CancerVax and its Subsidiaries.

Except as set forth on Part 3.9 of the CancerVax Disclosure Schedule, neither CancerVax nor any of its Subsidiaries has, nor to CancerVax’s Knowledge, as of the date of this Agreement has any other party to a CancerVax Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which CancerVax or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, a “CancerVax Material Contract”) in such manner as would permit any other party to cancel or terminate any such CancerVax Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a CancerVax Material Adverse Effect. As to CancerVax and its Subsidiaries, as of the date of this Agreement each CancerVax Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
      3.10     Obligations; Liabilities.
      (a) As of the date hereof, neither CancerVax nor any of its Subsidiaries has any Liability, individually or in the aggregate, except for: (i) Liabilities identified as such in the “liabilities” column of the CancerVax Unaudited Interim Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by CancerVax or its Subsidiaries since the date of the CancerVax Unaudited Interim Balance Sheet in the Ordinary Course of Business, which are not in excess of $100,000 in the aggregate; and (iii) Liabilities described in Part 3.10 of the CancerVax Disclosure Schedule.

      (b) Part 3.10 of the CancerVax Disclosure Schedule sets forth a complete and correct detail of all restoration or remediation liabilities under existing real property leases to which CancerVax or its Subsidiaries is a party.
      (c) Part 3.10 of the CancerVax Disclosure Schedule sets forth a complete and correct detail of all ongoing obligations of CancerVax under (i) confidentiality agreements that include “non-solicitation” or “no-shop” provisions, (ii) material transfer agreements and (iii) consulting agreements, in each case to which CancerVax or any of its Subsidiaries is a party.
      (d) There are no ongoing obligations of CancerVax or its Subsidiaries with respect to any clinical trial conducted by or on behalf of CancerVax or its Subsidiaries.
      3.11     Compliance; Permits; Restrictions.
      (a) Neither CancerVax nor any of its Subsidiaries is in conflict with, or in default or violation of or has received any written notice of violations with respect to (i) any Legal Requirement applicable to CancerVax or any of its Subsidiaries or by which its business or properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CancerVax or any of its Subsidiaries is a party or by which CancerVax or any of its Subsidiaries or their business or property is bound or affected. No investigation or review by any Governmental Body or authority is pending or, to the Knowledge of CancerVax, threatened against CancerVax or any of its Subsidiaries, nor has any Governmental Body or authority indicated to CancerVax an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon CancerVax or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CancerVax or its Subsidiaries, any acquisition of material property by CancerVax or its Subsidiaries or the conduct of business by CancerVax and its Subsidiaries as currently conducted.
      (b) CancerVax and its Subsidiaries hold all Governmental Authorizations which are material to the operation of their businesses (collectively, the “CancerVax Permits”). Each of CancerVax and its Subsidiaries is in compliance with the terms of the CancerVax Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of CancerVax, threatened, which seeks to revoke or limit any CancerVax Permit. The rights and benefits of each material CancerVax Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by CancerVax and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.
      (c) There are no proceedings pending with respect to a violation by CancerVax or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Body or the EMEA.
      3.12     Tax Matters.
      (a) CancerVax has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. All material Taxes due and owing by CancerVax and its Subsidiaries (whether or not shown on any Tax Return) have been paid. CancerVax is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CancerVax does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no material Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of CancerVax or its Subsidiaries.
      (b) CancerVax has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
      (c) CancerVax has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against CancerVax. No proceedings are pending or being conducted with respect to any Tax and no power of attorney with respect to any Tax Matter is currently in force. There are no matters under discussion with any Governmental Body, or known to CancerVax with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to CancerVax. CancerVax and its Subsidiaries have delivered or made available to Micromet complete and accurate copies of foreign, federal, state and local income Tax Returns of CancerVax and each of its Subsidiaries (and predecessors of each) for the years ended December 31, 2002, 2003 and 2004, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by CancerVax and any of its Subsidiaries (and their respective predecessors) since December 31, 2001.
      (d) CancerVax has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.
      (e) CancerVax has not filed a consent under former section 341(f) of the Code concerning collapsible corporations. Neither CancerVax nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). CancerVax has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. CancerVax is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements). Neither CancerVax nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CancerVax). Neither CancerVax or any of its Subsidiaries has any Liability for the Taxes of any Person (other than CancerVax and any Subsidiary of CancerVax) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
      (f) The unpaid Taxes of CancerVax (A) did not, as of the date of the CancerVax Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of CancerVax Unaudited Interim Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CancerVax in filing its Tax Returns. Since the date of the CancerVax Unauditied Interim Balance Sheet, neither CancerVax nor any of its Subsidiaries incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
      3.13     Employee and Labor Matters; Benefit Plans.
      (a) CancerVax has provided to Micromet, with respect to each employee of CancerVax and its Subsidiaries (including any employee of CancerVax or its Subsidiaries who is on a leave of absence or on layoff status):

(i) the name of such employee;

(ii) such employee’s title; and

(iii) such employee’s annualized compensation as of the date of this Agreement.
      (b) The employment of CancerVax’s and the Subsidiaries’ employees is terminable by CancerVax or such Subsidiary at will (subject to the terms of applicable employment agreements). CancerVax has made available to Micromet accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of CancerVax Associates to the extent currently effective and material.

      (c) To the Knowledge of CancerVax, no Key Employee of CancerVax or any of its Subsidiaries intends to terminate his employment with CancerVax or such Subsidiary, nor has any such Key Employee threatened or expressed any intention to do so.
      (d) Neither CancerVax nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of CancerVax, seeking to represent any employees of CancerVax or its Subsidiaries.
      (e) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting CancerVax or any of its Subsidiaries or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.
      (f) Neither CancerVax nor any of its Subsidiaries is or has never been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of CancerVax, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any CancerVax Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.
      (g) Part 3.13(g) of the CancerVax Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of CancerVax or its Subsidiaries (or any trade or business (whether or not incorporated) which is an ERISA Affiliate or which is maintained by, administered or contributed to, or required to be contributed to, CancerVax or any ERISA Affiliate or under which CancerVax or any ERISA Affiliate has incurred or may incur any liability (collectively, the “CancerVax Employee Plans”).
      (h) With respect to each CancerVax Employee Plan, CancerVax has made available to Micromet a true and complete copy of, to the extent applicable, (i) such CancerVax Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such CancerVax Employee Plan, (iv) the most recent summary plan description for each CancerVax Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of CancerVax, (v) the most recent actuarial report relating to any CancerVax Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination or opinion letter issued with respect to any CancerVax Employee Plan.
      (i) No CancerVax Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither CancerVax nor any ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No CancerVax Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither CancerVax nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No CancerVax Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

      3.14     Environmental Matters.
      (a) Each of CancerVax and its Subsidiaries: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements; and (ii) possesses all permits and other Environmental Authorizations, and is in compliance with the terms and conditions thereof.
      (b) To the Knowledge of CancerVax: (i) all property that is or was leased to, controlled by or used by CancerVax or its Subsidiaries, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by CancerVax or its Subsidiaries contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by CancerVax or its Subsidiaries contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.
      (c) Neither CancerVax nor any of its Subsidiaries has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Requirements.
      3.15     Insurance.
      (a) CancerVax has delivered to Micromet accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of CancerVax and its Subsidiaries. Each of such insurance policies is in full force and effect and CancerVax and its Subsidiaries are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2004, neither CancerVax nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of CancerVax or its Subsidiaries. All information provided to insurance carriers (in applications and otherwise) on behalf of CancerVax and its Subsidiaries is accurate and complete. CancerVax and its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against CancerVax or its Subsidiaries, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed CancerVax or its Subsidiaries of its intent to do so.
      (b) CancerVax has made available to Micromet accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by CancerVax and its Subsidiaries as of the date of this Agreement (the “Existing D&O Policies”). Part 3.15(b) of the CancerVax Disclosure Schedule accurately sets forth the most recent annual premiums paid by CancerVax and its Subsidiaries with respect to the Existing D&O Policies.
      3.16     Transactions with Affiliates. Except as set forth in the CancerVax SEC Documents filed prior to the date of this Agreement, since the date of CancerVax’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by CancerVax pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.16 of the CancerVax Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of CancerVax or its Subsidiaries as of the date of this Agreement.
      3.17     Legal Proceedings; Orders.
      (a) There is no pending Legal Proceeding, and (to the Knowledge of CancerVax) no Person has threatened to commence any Legal Proceeding: (i) that involves CancerVax or any of its Subsidiaries, any CancerVax Associate (in his or her capacity as such) or any of the material assets owned or used by CancerVax or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

      (b) There is no order, writ, injunction, judgment or decree to which CancerVax or any of its Subsidiaries, or any of the assets owned or used by CancerVax or its Subsidiaries, is subject. To the Knowledge of CancerVax, no officer or other Key Employee of CancerVax or its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of CancerVax or its Subsidiaries.
      3.18     Authority; Binding Nature of Agreement. Each of CancerVax and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the boards of directors of CancerVax and Merger Sub (at meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; (c) recommended the adoption and approval of this Agreement by the holders of CancerVax Common Stock and directed that this Agreement and the issuance of shares of CancerVax Common Stock in the Merger be submitted for consideration by CancerVax’s stockholders at the CancerVax Stockholders’ Meeting (as defined in Section 5.3); and (d) to the extent necessary, adopted a resolution having the effect of causing CancerVax or Merger Sub not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by CancerVax and Merger Sub, and assuming the due authorization, execution and delivery by Parent and Micromet, constitutes the legal, valid and binding obligation of CancerVax or Merger Sub (as applicable), enforceable against each of CancerVax and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the CancerVax Stockholder Voting Agreements, the Board of Directors of CancerVax approved the CancerVax Stockholder Voting Agreements and the transactions contemplated thereby.
      3.19     Inapplicability of Anti-takeover Statutes. The boards of directors of CancerVax and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the CancerVax Stockholder Voting Agreements or any of the other Contemplated Transactions.
      3.20     Vote Required. The affirmative vote of: (i) the holders of a majority of the shares of CancerVax Common Stock voting at the CancerVax Stockholders Meeting is the only vote of the holders of any class or series of CancerVax’s capital stock necessary to approve the issuance of CancerVax Common Stock in the Merger and the Change of Control; and (ii) the holders of a majority of the shares of CancerVax Common Stock entitled to vote at the CancerVax Stockholders Meeting is the only vote of the holders of any class or series of CancerVax’s capital stock necessary to approve the Charter Amendment and the Reverse Split (collectively, the “Required CancerVax Stockholder Vote”).
      3.21     Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by CancerVax or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of CancerVax or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of CancerVax or Merger Sub;

(b) subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which CancerVax or its Subsidiaries, or any of the assets owned or used by CancerVax or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CancerVax or its Subsidiaries or that otherwise relates to the business of CancerVax or its Subsidiaries or to any of the assets owned or used by CancerVax or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any CancerVax Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any CancerVax Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such CancerVax Contract; (iii) accelerate the maturity or performance of any CancerVax Contract; or (iv) cancel, terminate or modify any term of any CancerVax Contract; except, in the case of any CancerVax Material Contract, any non-material breach, default, penalty or modification and, in the case of all other CancerVax Contracts, any breach, default, penalty or modification that would not result in a CancerVax Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by CancerVax or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of CancerVax); or

(f) result in, or increase the likelihood of, the transfer of any material asset of CancerVax or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.21 of the CancerVax Disclosure Schedule under any CancerVax Contract, (ii) the approval of the Merger, the issuance of shares of CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control and the Reverse Split, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) such filings under the HSR Act, any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither CancerVax nor any of its Subsidiaries was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.
      3.22     No Financial Advisor. Except for Piper Jaffray, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of CancerVax or any of its Subsidiaries.
      3.23     Valid Issuance. The CancerVax Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
      Section 4.     Certain Covenants of the Parties
      4.1     Access and Investigation. Subject to the terms of the Confidentiality Agreement which the parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any CancerVax Material Contract or Parent Material Contract, as applicable, or sent to a Party by any party to any CancerVax Material Contract or Parent Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such CancerVax Material Contract or Parent Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.
      Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.
      4.2     Operation of CancerVax’s Business.
      (a) Except as set forth on Part 4.2 of the CancerVax Disclosure Schedule, during the Pre-Closing Period: (i) Each of CancerVax and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (C) consistent with the actions customarily taken by a similarly situated corporation engaged in the prompt and orderly termination of its lead pharmaceutical candidate program; (ii) Subject to the preceding clause (i), each of CancerVax and its Subsidiaries shall preserve intact its current business organization, keep available the services of its current Key Employees and maintains its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with CancerVax and its Subsidiaries; and (iii) CancerVax shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting CancerVax or its Subsidiaries that is commenced, or, to the Knowledge of CancerVax, threatened against, CancerVax or its Subsidiaries.

      (b) Except as set forth in Part 4.2 of the CancerVax Disclosure Schedule, and subject to any legal requirement applicable to CancerVax or any of its Subsidiaries, during the Pre-Closing Period, neither CancerVax nor any of its Subsidiaries shall, without the prior written consent of Micromet:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, or (D) reserve for issuance any additional grants, and or shares under any CancerVax Stock Plan, except that, notwithstanding anything to the contrary in this Section 4.2, CancerVax may issue shares of CancerVax Common Stock (x) upon the valid exercise of CancerVax Options and CancerVax Warrants, in each case outstanding as of the date of this Agreement, and (y) in satisfaction of severance obligations outstanding as of the date of this Agreement (and CancerVax may amend the terms of outstanding severance arrangements to provide for payment in CancerVax Common Stock in lieu of cash) and for the payment of bonuses to employees;

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (A) any of the CancerVax Stock Plans; (B) any CancerVax Option or CancerVax Warrants or any agreement evidencing or relating to any outstanding stock option or warrant; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of CancerVax;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into any material partnership arrangements, joint development agreements or strategic alliances;

(vi) make any capital expenditure in excess of $100,000;

(vii) other than in the Ordinary Course of Business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or agree to amend or terminate any material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell encumber, convey, assign, or otherwise dispose of or transfer of, or lease or license or sublicense, any right or other asset or interest therein to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by CancerVax or its Subsidiaries in the Ordinary Course of Business and consistent with past practices), or waive or relinquish any material right;

(ix) other than in the Ordinary Course of Business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the Ordinary Course of Business consistent with past practices;

(xi) lend money to any Person, or incur or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other similar rights to acquire any debt securities of CancerVax;

(xii) establish, adopt, enter into or amend any CancerVax Employee Plan or any employee stock purchase or employee stock option plan, or, except as contemplated by this Agreement or by any CancerVax Employee Plan in effect as of the date of this Agreement and disclosed on the CancerVax Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any of its directors or any of its officers or other employees except as required by law;

(xiii) hire any employee or terminate any Key Employee;

(xiv) make any grant of exclusive rights to any third party;

(xv) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person any future patent rights, other than non-exclusive licenses granted to customers, resellers and end users in the Ordinary Course of Business consistent with past practices;

(xvi) enter into, or materially modify, any material contract, agreement or obligation relating to the distribution, sale, license or marketing by third Persons of CancerVax’s or its Subsidiaries’ products or products licensed by CancerVax or its Subsidiaries, other than nonexclusive contracts, agreements or obligations entered into in the Ordinary Course of Business that can be terminated or cancelled by CancerVax or its Subsidiaries without material penalty or further material payment and without more than ninety (90) days’ notice;

(xvii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business;

(xviii) change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(xix) make any Tax election, adopt or change any accounting methods, principles or practices, file any material amendment to any Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xx) commence or settle any Legal Proceeding in a manner that would be reasonably expected to result in a CancerVax Material Adverse Effect;

(xxi) enter into any material transaction outside the Ordinary Course of Business; or

(xxii) agree or commit to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 4.2(b).
      (c) During the Pre-Closing Period, CancerVax shall promptly notify Parent in writing, by delivering an updated CancerVax Disclosure Schedule, of: (i) the discovery by CancerVax of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by CancerVax in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CancerVax in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of CancerVax; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, CancerVax shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, CancerVax or its Subsidiaries or (to the Knowledge of CancerVax) any director, officer or Key Employee of CancerVax or its Subsidiaries. No notification given to Parent pursuant to this Section 4.2(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of CancerVax contained in this Agreement or the CancerVax Disclosure Schedule for purposes of Section 8.1.
      4.3     Operation of Parent’s and Micromet’s Business.
      (a) Except as set forth on Part 4.3 of the Parent Disclosure Schedule, during the Pre-Closing Period: (i) Parent and Micromet shall conduct their respective business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (ii) Parent and Micromet shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Parent or Micromet; and (iii) Parent shall promptly notify CancerVax of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Micromet Parties that is commenced, or, to the Knowledge of Micromet or Parent, threatened against, the Micromet Parties.
      (b) Except as set forth in Part 4.3 of the Parent Disclosure Schedule, and subject to any Legal Requirement applicable to the Micromet Parties, during the Pre-Closing Period, Parent and Micromet agree that none of the Micromet Parties shall, without the prior written consent of CancerVax:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than the Micromet Recapitalization);

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, or (D) reserve for issuance any additional grants, and or shares under the Parent Stock Option Plan, except that (x) Parent and Micromet may grant to their employees in the Ordinary Course of Business stock options to acquire up to 366,472 shares of Parent Common Stock; provided, that in connection with the grant of such options Parent or Micromet shall have received all necessary consents to the transactions contemplated by this Agreement from the recipient of such options, and (y) Parent and Micromet may issue shares of Parent Common Stock or Micromet Common Stock, as applicable, upon the valid exercise of stock options outstanding as of the date of this Agreement and stock options granted after the date of this Agreement pursuant to foregoing clause (x);

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (A) the Parent Stock Option Plan; (B) any Parent Option or any agreement evidencing or relating to any outstanding stock option or warrant; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction (other than the Micromet Recapitalization);

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure in excess of $250,000;

(vii) other than in the Ordinary Course of Business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or agree to amend or terminate any material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell encumber, convey, assign, or otherwise dispose of or transfer of, or lease or license or sublicense, any right or other asset or interest therein to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by any of the Micromet Parties in the Ordinary Course of Business and consistent with past practices), or waive or relinquish any material right;

(ix) other than in the Ordinary Course of Business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the Ordinary Course of Business consistent with past practices;

(xi) lend money to any Person, or incur or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other similar rights to acquire any debt securities of Parent or Micromet;

(xii) establish, adopt, enter into or amend any Parent Employee Plan or any employee stock purchase or employee stock option plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any of its directors or any of its officers or other employees except as required by law;

(xiii) hire or terminate any Key Employee;

(xiv) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business;

(xv) change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(xvi) make any Tax election, adopt or change any accounting methods, principles or practice, file any material amendment to any Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xvii) commence or settle any Legal Proceeding in a manner that would be reasonably expected to result in a Parent Material Adverse Effect;

(xviii) enter into any material transaction outside the Ordinary Course of Business; or

(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.3(b).
      (c) During the Pre-Closing Period, Parent shall promptly notify CancerVax in writing, by delivery of an updated Parent Disclosure Schedule, of: (i) the discovery by the Micromet Parties of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Micromet Parties in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Micromet Parties in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Micromet Parties; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Parent shall promptly advise CancerVax in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, the Micromet Parties or (to the Knowledge of Micromet or Parent) any director, officer or Key Employee of the Micromet Parties. No notification given to CancerVax pursuant to this Section 4.3(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Micromet Parties contained in this Agreement or the Parent Disclosure Schedule for purposes of Section 7.1.
      4.4     No Solicitation.
      (a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4(a), prior to the adoption and approval of this Agreement by the Required Parent Stockholder Vote or the Required CancerVax Stockholder Vote, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4; (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least two Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.
      (b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

      (c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.
      (d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.
      Section 5.     Additional Agreements of the Parties
      5.1     Registration Statement; Joint Proxy Statement/ Prospectus.
      (a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/ Prospectus and CancerVax shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/ Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/ Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to Parent’s and CancerVax’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Micromet Parties occurs, or if Micromet becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/ Prospectus, then Micromet shall promptly inform CancerVax thereof and shall cooperate with CancerVax in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Parent.
      (b) Prior to the Effective Time, CancerVax shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the CancerVax Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Parent Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Parent Stockholders’ Meeting; provided, however, that CancerVax shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.
      5.2     Parent Stockholders’ Meeting; Micromet Recapitalization.
      (a) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the adoption and approval of this Agreement (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
      (b) Parent and Micromet agree that, subject to Section 5.2(c): (i) Parent’s board of directors shall recommend that Parent’s stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/ Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to adopt and approve this Agreement at the Parent Stockholders’ Meeting (the recommendation of

Parent’s board of directors that Parent’s stockholders vote to adopt and approve this Agreement being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to CancerVax, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to CancerVax shall be adopted or proposed.
      (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required Parent Stockholder Vote, Parent’s board of directors may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to CancerVax if, but only if: (i) an unsolicited, bona fide written offer has been made that it believes in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, is a Superior Offer and such offer is not withdrawn; (ii) such unsolicited, bona fide written offer was not obtained or made as a direct or indirect result of a breach of this Agreement; (iii) Parent’s board of directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and (iv) the Parent Board Recommendation is not withdrawn, withheld, amend or modified in a manner adverse to CancerVax at any time within three Business Days after CancerVax receives written notice from Parent confirming that Parent’s board of directors has determined to change its recommendation.
      (d) Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.
      (e) Micromet and Parent shall take all necessary action to effectuate the Micromet Recapitalization prior to the Closing Date.
      5.3     CancerVax Stockholders’ Meeting.
      (a) CancerVax shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of CancerVax Common Stock to vote on the issuance of CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control, the Reverse Split (such meeting, the “CancerVax Stockholders’ Meeting”). The CancerVax Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. CancerVax shall ensure that all proxies solicited in connection with the CancerVax Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
      (b) Subject to Section 5.3(c): (i) CancerVax’s board of directors shall recommend that the holders of CancerVax Common Stock vote to approve the issuance of CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control, the Reverse Split, and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/ Prospectus shall include a statement to the effect that the board of directors of CancerVax recommends that CancerVax’s stockholders vote to approve the issuance of CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control, the Reverse Split, and such other matters contemplated by this Agreement (the recommendation of CancerVax’s board of directors that CancerVax’s stockholders vote to approve the issuance of CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control, the Reverse Split, and such other matters contemplated by this Agreement being referred to as the “CancerVax Board Recommendation”); and (iii) the CancerVax Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Micromet, and no resolution by the board of directors of CancerVax or any committee thereof to withdraw or modify the CancerVax Board Recommendation in a manner adverse to Parent or Micromet shall be adopted or proposed.
      (c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of CancerVax Common Stock in the Merger by the stockholders of CancerVax by the Required CancerVax Stockholder Vote, CancerVax’s board of directors may withhold, amend, withdraw or modify the CancerVax Board Recommendation in a manner adverse to Parent if, but only if: (i) an unsolicited, bona fide written offer has been made that it believes in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, is a Superior Offer and such offer is not withdrawn; (ii) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of this Agreement; (iii) CancerVax’s board of directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and (iv) the CancerVax Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within three Business Days after Parent receives written notice from CancerVax confirming that CancerVax’s board of directors has determined to change its recommendation.
      (d) CancerVax’s obligation to call, give notice of and hold the CancerVax Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the CancerVax Board Recommendation.
      5.4     Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report any forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent, Micromet and CancerVax shall as promptly as practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.
      5.5     Stock Options.
      (a) Subject to Section 5.5(c), at the Effective Time, each Parent Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase CancerVax Common Stock, and CancerVax shall assume each such Parent Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Parent Option was issued and the terms of the stock option agreement by which such Parent Option is evidenced. All rights with respect to Parent Common Stock under Parent Options assumed by CancerVax shall thereupon be converted into rights with respect to CancerVax Common Stock. Accordingly, from and after the Effective Time: (i) each Parent Option assumed by CancerVax may be exercised solely for shares of CancerVax Common Stock; (ii) the number of shares of CancerVax Common Stock subject to each Parent Option assumed by CancerVax shall be determined by multiplying (A) the number of shares of Parent Common Stock that were subject to such Parent Option immediately prior to the Effective Time by (B) the Conversion Factor, and rounding the resulting number down to the nearest whole number of shares of CancerVax Common Stock; (iii) the per share exercise price for the CancerVax Common Stock issuable upon exercise of each Parent Option assumed by CancerVax shall be determined by dividing the effective per share exercise price of Parent Common Stock subject to such Parent Option, as in effect immediately prior to the Effective Time, by the Conversion Factor, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Parent Option assumed by CancerVax shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Parent Option shall otherwise remain unchanged; provided, however, that: (A) each Parent Option assumed by CancerVax in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to CancerVax Common Stock subsequent to the Effective Time; and

(B) CancerVax’s board of directors or a committee thereof shall succeed to the authority and responsibility of Micromet’s and Parent’s board of directors or any committee thereof with respect to each Parent Option assumed by CancerVax.
      (b) CancerVax shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by CancerVax, relating to the shares of CancerVax Common Stock issuable with respect to Parent Options assumed by CancerVax in accordance with Section 5.5(a).
      (c) At the Effective Time, CancerVax shall assume Parent Options within the Amended and Restated 2003 Equity Incentive Award Plan, provided that in the event that there are not sufficient shares reserved under such plan at the Effective Time, then CancerVax shall assume the Parent Stock Option Plan. In such event, under such Parent Stock Option Plan, CancerVax shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Parent Stock Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Parent Options that are assumed by CancerVax pursuant to Section 5.5(a)), except that: (i) stock covered by such awards shall be shares of CancerVax Common Stock; (ii) each reference in such Parent Stock Option Plan to a number of shares of Parent Common Stock shall be deemed amended to refer instead to a number of shares of CancerVax Common Stock determined by multiplying the number of shares of Parent Common Stock issuable in the Micromet Recapitalization for the referenced shares of Parent Common Stock by the Conversion Factor, and rounding the resulting number down to the nearest whole number of shares of CancerVax Common Stock; and (iii) CancerVax’s board of directors or a committee thereof shall succeed to the authority and responsibility of Micromet’s and Parent’s board of directors or any committee thereof with respect to the administration of such Parent Stock Option Plan.
      (d) Prior to the Effective Time, Parent and Micromet shall take all actions that may be necessary (under the Parent Stock Option Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Parent Options have no rights with respect thereto other than those specifically provided in this Section 5.5.
      5.6     Employee Benefits. CancerVax and Micromet shall cause CancerVax to comply with terms of any employment, severance, retention, change of control, or similar agreement set forth on Part 3.9 of the CancerVax Disclosure Schedule, as of the date of this Agreement, subject to the provisions of such agreements. CancerVax and Micromet shall cause CancerVax and each of its subsidiaries, for the period commencing at the Effective Time and ending twelve months thereafter, to maintain for CancerVax Associates in the aggregate, medical, dental insurance and similar benefits (other than equity-based benefits and compensation) that are substantially the same as such benefits (other than equity-based benefits and compensation) maintained for and provided to such CancerVax Associates immediately before the Effective Time. Nothing set forth herein shall be construed to create a right in any employee to employment with CancerVax or any other Subsidiary of CancerVax.
      5.7     Indemnification of Officers and Directors.
      (a) All rights to indemnification by Parent and Micromet existing in favor of each individual who is an officer or director of Parent, Micromet or CancerVax of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of Parent or Micromet occurring prior to the Effective Time, as provided in Parent’s, Micromet’s or CancerVax’s bylaws (as in effect as of the date of this Agreement) and as provided in any Indemnification Contract between Parent, Micromet or CancerVax and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by Micromet or CancerVax to the other Party prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with applicable law) for a period of six years from the date on which the Merger becomes effective.
      (b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, CancerVax shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of Parent, Micromet or CancerVax occurring prior to the Effective

Time, the Existing D&O Policies or an insurance and indemnification policy that is no less favorable than the Existing D&O Policies; provided, however, that CancerVax shall not be required to pay an annual premium for such D&O insurance with respect to the Indemnified Persons in excess of 200% of the last annual premium paid by CancerVax for the Existing D&O Policies prior to the date of this Agreement.
      5.8     Additional Agreements.
      (a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions, (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.
      (b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any intellectual property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.
      5.9     Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.
      5.10     Affiliate Agreements. Micromet shall use commercially reasonable efforts to cause each Person identified in Part 2.16 of the Parent Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Micromet or Parent to execute and deliver to CancerVax, prior to the date of the mailing of the Joint Proxy Statement/ Prospectus to Parent’s stockholders, an Affiliate Agreement in the form of Exhibit D. Parent shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock of any “affiliate” of Micromet or Parent who has not provided a signed Affiliate Agreement in accordance with this Section 5.10.
      5.11     Listing. CancerVax shall use its reasonable best efforts to maintain its existing listing on the NASDAQ National Market and to cause the shares of CancerVax Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ National Market at or prior to the Effective Time.
      5.12     Directors and Officers. Each Party shall use commercially reasonable efforts to obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of such Party who is not continuing as an officer or director of CancerVax. The directors who remain on the Board of Directors of CancerVax at the Effective Time, who the Parties intend shall be David Hale (who shall serve as Chairman), Phillip Schneider, Michael Carter and Barclay Phillips, shall elect, to be effective as of the Effective Time, Christian Itin, Jerry Benjamin, Otello Stampacchia, John Berriman and an additional member to be identified by Micromet prior to the Closing (the “Additional Director”), each to serve as members of the Board of Directors of CancerVax in classes to be agreed upon by the Parties prior to the Closing Date, and the Board of Directors of CancerVax shall cause such directors to be nominated at the next annual meeting of stockholders of CancerVax. The Board of Directors of CancerVax shall appoint each of the individuals set forth on Schedule 5.12 as officers of CancerVax, effective as of the Effective Time.
      5.13     Resale Registration Statement. As soon as practicable and in any event within 45 days after the Effective Time, CancerVax shall file with the SEC, and thereafter use its commercially reasonable efforts to have declared effective as soon as practicable, a “shelf” registration statement on Form S-3 (or if CancerVax is not eligible to use Form S-3, any other form that CancerVax is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale by former affiliates of Parent or Micromet (including any former affiliates of Parent or Micromet who may following the Effective Time be current affiliates of CancerVax) of shares of CancerVax Common Stock issued pursuant to this Agreement as merger consideration (the “Registrable Merger Shares”). In its discretion, CancerVax will be permitted to register any other shares for resale by other eligible selling stockholders using the Shelf Registration Statement. CancerVax shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.
      5.14     Tax Matters.
      (a) CancerVax, Merger Sub, Micromet and Parent each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.
      (b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). CancerVax, Merger Sub, Micromet and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
      (c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Parent to obtain the opinion of Cooley Godward LLP to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Cooley Opinion”). In connection therewith, CancerVax, Merger Sub, Micromet and Parent shall, as of the Effective Time, execute and deliver to Cooley Godward LLP tax representation letters that are in substance satisfactory to each such party, in customary form and reasonably requested by Cooley Godward LLP, it being understood that in rendering the Cooley Opinion Cooley Godward LLP may rely on such tax representation letters.
      (d) Parent shall use commercially reasonable efforts to cause Cooley Godward LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.

      5.15     Financial Statements. Parent shall use commercially reasonable efforts to cause the completion and delivery to CancerVax of Micromet’s audited consolidated balance sheet at December 31, 2004 and the related consolidated statements of income, cash flow and shareholders’ equity for the year ended December 31, 2004.
      Section 6.     Conditions Precedent to Obligations of Each Party
      The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Parent Stockholder Vote, and the issuance of the CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control and the Reverse Split shall have been duly approved by the Required CancerVax Stockholder Vote.

6.4 Listing. The existing shares of CancerVax Common Stock shall have been continually listed on the NASDAQ National Market as of and from the date of this Agreement through the Closing Date, and the shares of CancerVax Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ National Market as of the Effective Time.

6.5 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply prior to the Closing to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between CancerVax, Merger Sub, Parent or Micromet and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Parent or Micromet, on the one hand, nor CancerVax on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

6.6 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from CancerVax, Merger Sub or any of the Micromet Parties, any damages or other relief that may be material to CancerVax or the Micromet Parties; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of CancerVax; (d) that could materially and adversely affect the right or ability of CancerVax or any of the Micromet Parties to own the assets or operate the business of CancerVax or any of the Micromet Parties; or (e) seeking to compel any of the Micromet Parties, CancerVax or any Subsidiary of CancerVax to dispose of or hold separate any material assets as a result of the Merger.

Section 7.	Additional Conditions Precedent to Obligations of CancerVax and Merger Sub
      The obligations of CancerVax and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by CancerVax, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Micromet contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Parent Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent or Micromet is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Parent or Micromet in all material respects.

7.3 Consents.

(a) All of the Consents set forth on Part 7.3(a) of the Parent Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Governmental Authorization or other Consent required to be obtained by the Micromet Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

7.4 Agreements and Other Documents. CancerVax shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) Affiliate Agreements in the form of Exhibit D, executed by each Person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Parent or Micromet;

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Parent and Micromet confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.5 have been duly satisfied; and

(c) certificates of good standing (or equivalent documentation) of Parent and Micromet in their respective jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of their boards of directors of Parent and the Supervisory Board of Micromet authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Parent and Micromet hereunder.

7.5 No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of CancerVax, there is a reasonable possibility of an outcome that is adverse to CancerVax or any of the Micromet Parties: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from CancerVax or any of the Micromet Parties, any damages or other relief that may be material to CancerVax or the Micromet Parties; (c) seeking to prohibit or limit in any material respect CancerVax’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of CancerVax; (d) that could materially and adversely affect the right or ability of CancerVax or any of the Micromet Parties to own the assets or operate the business of any of the Micromet Parties; or (e) seeking to compel any of the Micromet Parties, CancerVax or any Subsidiary of CancerVax to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions.

7.6 Micromet Recapitalization. Parent and Micromet shall have consummated the Micromet Recapitalization.

7.7 Clinical Hold. Neither of the Micromet Clinical Programs shall be subject to a Clinical Hold Order by the FDA or EMEA, which Clinical Hold Order continues in effect as of the Closing Date.

7.8 FIRPTA Certificate. CancerVax shall have received from Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to CancerVax along with written authorization for CancerVax to deliver such notice form to the Internal Revenue Service on behalf of Parent upon the closing of the Merger.
      Section 8.     Additional Conditions Precedent to Obligation of Parent
      The obligations of Parent to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Parent, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of CancerVax and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a CancerVax Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “CancerVax Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the CancerVax Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that CancerVax or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents. All the Consents set forth on Part 8.3 of the CancerVax Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.4 Documents. Parent shall have received the following documents:

(a) the Cooley Opinion dated as of the Closing Date and addressed to Parent;

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of CancerVax confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.7 and 8.8 have been duly satisfied; and

(c) certificates of good standing of each of CancerVax and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by CancerVax and Merger Sub hereunder.

(d) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of CancerVax who are not to continue as officers or directors of the Surviving Corporation pursuant to Section 5.12 hereof.

8.5 No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that is adverse to CancerVax or any of the Micromet Parties: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the Contemplated Transactions and seeking to obtain from CancerVax or any of the Micromet Parties, any damages or other relief that may be material to CancerVax or the Micromet Parties; (c) seeking to prohibit or limit in any material respect Parent’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of CancerVax; (d) that could materially and adversely affect the right or ability of CancerVax or any of the Micromet Parties to own the assets or operate the business of CancerVax or any of the Micromet Parties; or (e) seeking to compel any of the Micromet Parties, CancerVax or any Subsidiary of CancerVax to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of CancerVax shall have failed to provide, with respect to any CancerVax SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 CancerVax Closing Capital. The CancerVax Closing Capital shall be no less than the Minimum Cash Value.

8.8 Board of Directors. CancerVax shall have caused the Board of Directors of CancerVax to be constituted as set forth in Section 5.12 of this Agreement.

8.9 Officers. Each of the current officers of CancerVax who is not listed on Schedule 5.12 shall have delivered to CancerVax their written resignations as officers of CancerVax and each of the individuals on Schedule 5.12 shall have been appointed officers of CancerVax and shall serve in such capacity effective as of the Effective Time.

8.10 Rights Agreement. CancerVax shall have caused the Rights Agreement to be amended in order to exclude Parent, Micromet and their stockholders from the definition of an “Acquiring Person” thereunder.

8.11 Repayment of Silicon Valley Bank Indebtedness; Release of Liens. All outstanding amounts owed to Silicon Valley Bank pursuant to that certain Loan and Security Agreement dated as of December 23, 2004 (the “SVB Line”) shall have been paid in full and Silicon Valley Bank shall have released all of its security interests in the assets of CancerVax, or the SVB Line shall have been renegotiated on terms acceptable to Parent in its reasonable discretion.
      Section 9.     Termination

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Parent’s stockholders and whether before or after approval of the issuance of CancerVax Common Stock in the Merger by CancerVax’s stockholders):

(a) by mutual written consent duly authorized by the Boards of Directors of CancerVax and Parent;

(b) by either CancerVax or Parent if the Merger shall not have been consummated by June 30, 2006; provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either CancerVax or Parent if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either CancerVax or Parent if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Parent Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(d) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement; and (B) Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless Parent or Micromet shall have paid to CancerVax any fee that is required to be paid to CancerVax under the circumstances set forth in Section 9.3(b).

(e) by either CancerVax or Parent if (i) the CancerVax Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and CancerVax’s stockholders shall have taken a final vote on the issuance of shares of CancerVax Common Stock in the Merger, and (ii) any of the Merger, the issuance of CancerVax Common Stock in the Merger, the Charter Amendment, the Change of Control or the Reverse Split shall not have been approved at the CancerVax Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required CancerVax Stockholder Vote; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(e) shall not be available to CancerVax where the failure to obtain the Required CancerVax Stockholder Vote shall have been caused by the action or failure to act of CancerVax and such action or failure to act constitutes a material breach by CancerVax of this Agreement; and (B) CancerVax shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) unless CancerVax shall have paid to Parent any fee that is required to be paid to CancerVax under the circumstances set forth in Section 9.3(b).

(f) by Parent (at any time prior to the approval of the issuance of CancerVax Common Stock in the Merger by the Required CancerVax Stockholder Vote) if a CancerVax Triggering Event shall have occurred;

(g) by CancerVax (at any time prior to the approval of the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of CancerVax or Merger Sub set forth in this Agreement, or if any representation or warranty of CancerVax or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in CancerVax’s or Merger Sub’s representations and warranties or breach by CancerVax or Merger Sub is curable by CancerVax or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from CancerVax or Merger Sub to Parent of such breach or inaccuracy and (ii) CancerVax or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(h) as a result of such particular breach or inaccuracy if such breach by CancerVax or Merger Sub is cured prior to such termination becoming effective); and

(i) by CancerVax, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Micromet set forth in this Agreement, or if any representation or warranty of Parent or Micromet shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Parent’s or Micromet’s representations and warranties or breach by Parent or Micromet is curable by Parent or Micromet, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent or Micromet to CancerVax of such breach or inaccuracy and (ii) Parent or Micromet ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(i) as a result of such particular breach or inaccuracy if such breach by Parent or Micromet is cured prior to such termination becoming effective); and

(j) by CancerVax, in the event that Micromet has not delivered to CancerVax on or before January 27, 2006 executed Parent Stockholder Voting Agreements representing at least 55% of the Preference Shares Series (B new), including any executed Parent Stockholder Voting Agreements delivered on or prior to the date hereof.

      9.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
      9.3     Expenses; Termination Fees.
      (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that CancerVax and Parent shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/ Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.
      (b) (i) If this Agreement is terminated (A) by CancerVax or Parent pursuant to Section 9.1(e) and at any time before the CancerVax Stockholders’ Meeting an Acquisition Proposal with respect to CancerVax shall have been publicly announced, disclosed or otherwise communicated to CancerVax’s board of directors or (B) by Parent pursuant to Section 9.1(f), in either case, without duplication, CancerVax shall pay to Parent, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000.
      (ii) If this Agreement is terminated (A) by CancerVax or Parent (i) pursuant to Section 9.1(d) and at any time before the Parent Stockholders’ Meeting an Acquisition Proposal with respect to Parent or Micromet shall have been publicly announced, disclosed or otherwise communicated to Parent’s board of directors or (B) by CancerVax pursuant to Section 9.1(g), in either case, without duplication, Parent shall pay to CancerVax, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000.
      (c) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
      Section 10.     Miscellaneous Provisions
      10.1     Non-Survival of Representations and Warranties. The representations and warranties of Parent, Merger Sub, Micromet and CancerVax contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.
      10.2     Amendment. This Agreement may be amended with the approval of the respective boards of directors of Parent and CancerVax at any time (whether before or after the adoption and approval of this Agreement by Parent’s stockholders); provided, however, that after any such adoption and approval of this Agreement by Parent’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, Micromet and CancerVax.
      10.3     Waiver.
      (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
      (b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
      10.4     Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
      10.5     Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.
      10.6     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
      10.7     Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      10.8     Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):
      if to CancerVax or Merger Sub:

CancerVax Corporation
2110 Rutherford Road
Carlsbad, CA 92008
Telephone: (760) 494-4200
Fax: (760) 494-4282
Attention: Its General Counsel

with a copy to:

Latham & Watkins LLP
12636 High Bluff Drive
Suite 300
San Diego, CA 92130-2071
Telephone: (858) 523-5405
Fax: (858) 523-5450
Attention: Scott N. Wolfe, Esq.
      if to Parent or Micromet:

Micromet AG
Staffelseestrasse 2
81477 Munich
Germany
Telephone: 49 89 895 277-0
Fax: 49 89 895 277-105
Attention: Its President
      with a copy to:

Cooley Godward LLP
One Freedom Square
11951 Freedom Drive
Reston, VA 20190-5656
Telephone: (703) 456-8006
Fax: (703) 456-8100
Attention: Christian E. Plaza, Esq.
      10.9     Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
      10.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
      10.11     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.
      10.12     Construction.
      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
      (b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
      (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
      (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
      (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

      In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

CancerVax Corporation

By:	/s/ David F. Hale

Name: David F. Hale

Title:	President and Chief Executive Officer

Carlsbad Acquisition Corporation

By:	/s/ David F. Hale

Name: David F. Hale

Title:	President and Chief Executive Officer

Micromet, Inc.

By:	/s/ Christian Itin

Name: Christian Itin

Title:	President, Secretary and Treasurer

Micromet AG

By:	/s/ Christian Itin

Name: Christian Itin

Title:	Chief Executive Officer

Exhibit A
Certain Definitions
      For purposes of the Agreement (including this Exhibit A):
      Acquisition Inquiry. “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Micromet or Parent, on the one hand or CancerVax, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.
      Acquisition Proposal. “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by Micromet or Parent, on the one hand or CancerVax, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
      Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, that the Micromet Recapitalization shall not be deemed to be an Acquisition Transaction;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party.
      Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
      Business Day. “Business Day” shall mean any day other than a day on which banks in both the State of New York and in Germany are authorized or obligated to be closed.
      Clinical Hold Order. “Clinical Hold Order” shall mean a order issued by the FDA or EMEA to delay or suspend a clinical trial.
      CancerVax Affiliate. “CancerVax Affiliate” shall mean any Person under common control with CancerVax within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
      CancerVax Associate. “CancerVax Associate” shall mean any current or former employee, independent contractor, officer or director of CancerVax or any CancerVax Affiliate.
      CancerVax Closing Capital. “CancerVax Closing Capital” shall mean (a) the sum of CancerVax’s cash, cash equivalents, restricted cash and securities available-for-sale, less (b) the aggregate amount of the CancerVax Current Obligations, measured as of the earlier of the Closing Date and April 30, 2006.
      CancerVax Common Stock. “CancerVax Common Stock” shall mean the Common Stock, $0.00004 par value per share, of CancerVax.

      CancerVax Contract. “CancerVax Contract” shall mean any Contract: (a) to which CancerVax or any of its Subsidiaries is a party; (b) by which CancerVax or any CancerVax IP Rights or any other asset of CancerVax is or may become bound or under which CancerVax has, or may become subject to, any obligation; or (c) under which CancerVax or any of its Subsidiaries has or may acquire any right or interest.
      CancerVax Current Obligations. “CancerVax Current Obligations” shall mean any and all liabilities and obligations associated with: (i) indebtedness owed to Silicon Valley Bank, (ii) severance or similar obligations of CancerVax as of the Closing Date; (iii) fees payable to any financial advisor to CancerVax; (iv) fees owed and payable to CancerVax’s independent public accountants; (v) bonus payments to employees upon consummation of the Merger; and (vi) legal fees of CancerVax in connection with the negotiation and execution of this Agreement and consummation of the Merger and the Contemplated Transactions.
      CancerVax IP Rights. “CancerVax IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by CancerVax and its Subsidiaries that is necessary or used in CancerVax’s business as presently conducted.
      CancerVax IP Rights Agreement. “CancerVax IP Rights Agreement” shall mean any instrument or agreement governing any CancerVax IP Rights.
      CancerVax Material Adverse Effect. “CancerVax Material Adverse Effect” shall mean any Effect, that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the CancerVax Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of CancerVax and its Subsidiaries taken as a whole; or (b) the ability of CancerVax to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed to constitute a CancerVax Material Adverse Effect: (x) any Effect resulting from the announcement or pendency of the Merger, and (y) any change in the stock price or trading volume of CancerVax independent of any other event that would be deemed to have a CancerVax Material Adverse Effect.
      CancerVax Pharmaceutical Products. “CancerVax Pharmaceutical Products” shall mean all biological and drug products being manufactured, distributed or developed by or on behalf of CancerVax and its Subsidiaries.
      CancerVax Registered IP. “CancerVax Registered IP” shall mean all CancerVax IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
      CancerVax Triggering Event. An “CancerVax Triggering Event” shall be deemed to have occurred if: (i) the board of directors of CancerVax shall have failed to recommend that CancerVax’s stockholders vote to approve the Merger and the issuance of CancerVax Common Stock in the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to Parent the CancerVax Board Recommendation; (ii) CancerVax shall have failed to include in the Joint Proxy Statement/Prospectus the CancerVax Board Recommendation; (iii) CancerVax shall have failed to hold the CancerVax Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (iv) the board of directors of CancerVax shall have approved, endorsed or recommended any Acquisition Proposal; (v) CancerVax shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) CancerVax or any director, officer or agent of CancerVax shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement.
      CancerVax Unaudited Interim Balance Sheet. “CancerVax Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of CancerVax and its consolidated subsidiaries as of September 30, 2005, included in CancerVax’s Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as filed with the SEC prior to the date of the Agreement.

      CancerVax Warrants. “CancerVax Warrants” shall mean those certain warrants to purchase an aggregate of 85,610 shares of CancerVax Common Stock held by M-Tech Therapeutics, Inc., Venture Lending and Leasing III, LLC and Mallory Management Company.
      Change of Control. “Change of Control” shall mean a change in control of CancerVax for purposes of NASD Rule 4350(i)(B).
      Charter Amendment. “Charter Amendment” shall mean the charter amendment set forth in Section 1.5(b) above.
      Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
      Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated October 18, 2005, between Micromet and CancerVax.
      Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
      Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.
      Contract. “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.
      DGCL. “DGCL” shall mean the Delaware General Corporation Law.
      EMEA. “EMEA” shall mean the European Medicines Agency.
      Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
      Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
      ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
      Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      Exchange Ratio. “Exchange Ratio” shall mean 2.076923.
      Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by CancerVax in connection with issuance of CancerVax Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
      Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
      Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ National Market).
      HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
      Included CancerVax Options. “Included CancerVax Options” shall mean: (i) all CancerVax Options outstanding as of the date hereof that have an exercise price per share that is less than the greater of (x) $3.31 and (y) the average closing price for a share of CancerVax Common Stock for the five trading days immediately preceding the Closing Date; and (ii) all CancerVax Options issued after the date hereof (but only to the extent such option grant has not been specifically approved in writing by Parent prior to the issuance of such option).
      Intellectual Property. “Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.
      IRS. “IRS” shall mean the United States Internal Revenue Service.
      Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting and to CancerVax’s stockholders in connection with the CancerVax Stockholders’ Meeting.
      Key Employee. “Key Employee” shall mean, with respect to the Micromet Parties, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer, and, with respect to CancerVax, David Hale, William LaRue and Hazel Aker.
      Knowledge. “Knowledge” shall mean, with respect to a Party hereto, with respect to any matter in question, the actual knowledge of the directors and executive officers of such party.
      Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
      Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market or the National Association of Securities Dealers).
      Micromet Capital Stock. “Micromet Capital Stock” shall mean the Micromet Common Stock and the Micromet Preferred Stock.
      Micromet Common Stock. “Micromet Common Stock” shall mean the ordinary shares of Micromet.
      Micromet IP Rights. “Micromet IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by the Micromet Parties that is necessary or used in the Micromet Parties’ business as presently conducted.
      Micromet IP Rights Agreement. “Micromet IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Micromet IP Rights.
      Micromet Parties. “Micromet Parties” shall mean Parent, Micromet and all of their Subsidiaries.

      Micromet Pharmaceutical Products. “Micromet Pharmaceutical Products” shall mean all biological and drug products being manufactured, distributed or developed by or on behalf of the Micromet Parties.
      Micromet Preferred Stock. “Micromet Preferred Stock” shall mean collectively the Preference Shares Series A and Preference Shares Series B of Micromet.
      Micromet Registered IP. “Micromet Registered IP” shall mean all Micromet IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
      Micromet Unaudited Interim Balance Sheet. “Micromet Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Micromet and its consolidated subsidiaries as of October 31, 2005, provided to CancerVax prior to the date of the Agreement.
      Micromet Clinical Program. “Micromet Clinical Programs” collectively, shall mean a clinical trial sponsored by Micromet related to MT201 or MT103.
      Minimum Cash Value. “Minimum Cash Value” shall mean $20,500,000.
      Ordinary Course of Business. “Ordinary Course of Business” shall mean, in the case of each of Micromet and CancerVax, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
      Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with Parent within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
      Parent Associate. “Parent Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Micromet Parties or any Parent Affiliate.
      Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.
      Parent Contract. “Parent Contract” shall mean any Contract: (a) to which any of the Micromet Parties is a Party; (b) by which any of the Micromet Parties or any Parent IP Rights or any other asset of any of the Micromet Parties is or may become bound or under which any of the Micromet Parties has, or may become subject to, any obligation; or (c) under which any of the Micromet Parties has or may acquire any right or interest.
      Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event, circumstance or development (any such item, an “Effect”) that, considered together with all Effects that had occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of the Micromet Parties taken as a whole; or (b) the ability of the Micromet Parties to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that no Effect resulting from the consummation of the Micromet Recapitalization or the announcement or pendency of the Merger shall be deemed to constitute a Parent Material Adverse Effect.
      Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock issued by Parent.
      Parent Warrant. “Parent Warrants” shall mean warrants to purchase shares of Parent Common Stock issued by Parent as set forth on Part 2.3(d)(i) of the Parent Disclosure Schedule.
      Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholders vote to approve the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to CancerVax the Parent Board Recommendation; (ii) Parent shall have failed to include in the Joint Proxy Statement/

Prospectus the Parent Board Recommendation; (iii) Parent shall have failed to hold the Parent Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (iv) the board of directors of Parent shall have approved, endorsed or recommended any Acquisition Proposal; (v) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) Parent or any director, officer or agent of Parent shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement or (v) Parent and Micromet shall have failed to consummate the Micromet Recapitalization within seven days of the approval of this Agreement and the Merger at the Parent Stockholders Meeting.
      Party. “Party” or “Parties” shall mean Parent, Micromet, Merger Sub and CancerVax. For purposes of Sections 4 through 10 Parent and Micromet shall collectively be deemed to be a “Party.”
      Person. “Person” shall mean any individual, Entity or Governmental Body.
      Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
      Reverse Split. “Reverse Split” shall mean a reverse stock split of shares of CancerVax capital stock in a range to be determined by the Board of Directors of CancerVax prior to the Closing Date.
      Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
      SEC. “SEC” shall mean the United States Securities and Exchange Commission.
      Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
      Shareholders Agreement. “Shareholders Agreement” shall mean that Shareholder’s Agreement of Micromet AG dated as of October 11, 2005 by and among Micromet AG and certain of its shareholders as described therein.
      Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
      Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of CancerVax or Parent, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonable likely to be more favorable, from a financial point of view, to CancerVax’s stockholders or Parent’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonable capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

      Tax. “Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.
      Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.